Exhibit 99.1

Contact:

Joseph Statter

(202) 654-7062

FOR IMMEDIATE RELEASE

CAPITOL ACQUISITION CORP.

RECEIVES NOTICE FROM EXCHANGE

Washington, D.C., February 13, 2009 – Capitol Acquisition Corp. (NYSE ALTERNEXT US: CLA.U, CLA, CLA.WS) announced today that it received notice from the NYSE Alternext US, LLC (“Exchange”) indicating that it was below certain additional continued listing standards of the Exchange, specifically that the Company had not held an annual meeting of stockholders in 2008, as set forth in Section 704 of the Exchange’s Company Guide. The notification from the Exchange indicates that the Company has until March 10, 2009 to submit a plan advising the Exchange of action it has taken, or will take, that would bring the Company into compliance with all continued listing standards by August 11, 2009. Upon receipt of the Company’s plan, which the Company anticipates filing with the Exchange prior to the March 10, 2009 deadline, the Exchange will evaluate the plan and make a determination as to whether the Company has made a reasonable demonstration in the plan of an ability to regain compliance with the continued listing standards, in which case the plan will be accepted. If accepted, the Company will be able to continue its listing, during which time the Company will be subject to continued periodic review by the Exchange’s staff. If the Company’s plan is not accepted, the Exchange could initiate delisting procedures against the Company.

Capitol Acquisition Corp. is a blank check company formed for the purpose of acquiring through a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination one or more operating businesses or assets. Its efforts in identifying a prospective target business are not limited to a particular industry.

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